EXHIBIT 99.01

News Release

Contacts:
FormFactor, Inc.	StreetSmart Investor Relations
Ron C. Foster	Brooke Deterline
Chief Financial Officer	Annie Leschin
(925) 290-4023	(925) 456-3911
IR@FormFactor.com

FOR IMMEDIATE RELEASE

FormFactor, Inc. Announces 2005 Second Quarter Financial Results

Record quarterly revenues of $52.3 million, up 21% year over year.

LIVERMORE, CA — July 20, 2005 — FormFactor, Inc. (Nasdaq: FORM) today announced its financial results for the second quarter of fiscal year 2005, ended June 25, 2005. Quarterly revenues were a record $52.3 million, up 3% from $51.0 million in the first quarter of fiscal year 2005, and up 21% from $43.2 million for the second quarter of fiscal year 2004.

Operating income for the second quarter of fiscal year 2005 was 12.0% of revenues, compared to 13.1% for the first quarter of fiscal year 2005. Operating income for the first quarter of fiscal year 2005 and for the second quarter of fiscal 2005 was reduced by startup costs related to the transition to our new manufacturing facility of $4.4 million and $4.7 million, or 8.6% and 9.0% of revenues, respectively. Operating income for the second quarter of fiscal year 2004 was 25.3% of revenues as no costs were incurred on the new manufacturing facility.

Net income for the second quarter of fiscal year 2005 was $5.0 million or $0.12 per share on a fully diluted basis, compared to $4.9 million or $0.12 per share on a fully diluted basis for the first quarter of fiscal year 2005, and $6.8 million or $0.17 per share on a fully diluted basis for the second quarter of fiscal year 2004.

Bookings of $58.0 million for the second quarter of fiscal year 2005 also set a company record, with an increase of 14.0% from $50.9 million for the first quarter of fiscal year 2005 and 13.3% from $51.2 million for the second quarter of fiscal year 2004.

Joseph Bronson, President of FormFactor stated, “Demand for our advanced probe card products continued to be strong. We are beginning to ramp capacity in our new facility and are focused on expanding our capacity to meet demand”.

The Company has posted its revenue breakdown by region and market segment on the Investors section of its website at www.formfactor.com. FormFactor will conduct a conference call at 1:30 p.m. PDT, or 4:30 p.m. EDT, today. The public is invited to listen to a live web cast of

FormFactor’s conference call on the Investor section of the Company’s website at www.formfactor.com. A replay of the web cast will be available approximately two hours after the conclusion of the call. An audio replay of the conference call will also be made available approximately two hours after the conclusion of the call. The audio replay will remain available until July 23, 2005 at 9:00 p.m. PDT and can be accessed by dialing (888) 203-1112 or (719) 457-0820 and entering confirmation code 9424909.

About FormFactor:
FormFactor, Inc. (Nasdaq: FORM) is an industry leader in the design, development, manufacture, sale and support of precision, high-performance advanced semiconductor wafer probe cards. The Company’s products are based on its proprietary technologies, including its MicroSpring interconnect technology and design processes, which enable FormFactor to produce wafer probe cards for test applications that require reliability, speed, precision and signal integrity. FormFactor is headquartered in Livermore, California. For more information, visit the Company’s website at www.formfactor.com.

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FormFactor and MicroSpring are registered trademarks of FormFactor, Inc. All other product, trademark, company or service names mentioned herein are the property of their respective owners.

Statements in this press release that are not strictly historical in nature are forward-looking statements within the meaning of the federal securities laws, including statements regarding business momentum, future growth and the performance of our products. These forward-looking statements are based on current information and expectations that are inherently subject to change and involve a number of risks and uncertainties. Actual events or results might differ materially from those in any forward-looking statement due to various factors, including, but not limited to: the demand for certain semiconductor devices; the rate at which semiconductor manufacturers make the transition to 110 and sub-110 nanometer technology nodes and to 300mm fabrication facilities, and implement tooling cycles; and the Company’s ability to efficiently transition into its new manufacturing facility. Additional information concerning factors that could cause actual events or results to differ materially from those in any forward-looking statement is contained in the Company’s Form 10-Q for the period ended March 26, 2005, filed with the Securities and Exchange Commission (“SEC”), and other SEC filings. Copies of SEC filings made by the Company are available at http://investors.formfactor.com/edgar.cfm. The Company assumes no obligation to update the information in this press release, to revise any forward-looking statements or to update the reasons actual results could differ materially from those anticipated in forward-looking statements.

FORMFACTOR, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended		Six Months Ended
	June 25, 2005	June 26, 2004	June 25, 2005	June 26, 2004
(In thousands, except per share data)
Revenues	$52,337	$43,154	$103,302	$80,272
Cost of revenues	30,434	20,158	59,125	38,184
Stock-based compensation	127	157	271	312

Gross margin	21,776	22,839	43,906	41,776

Operating expenses:
Research and development	5,516	4,516	11,184	8,865
Selling, general and administrative	9,377	6,862	18,573	12,736
Stock-based compensation	625	564	1,235	1,116

Total operating expenses	15,518	11,942	30,992	22,717

Operating income	6,258	10,897	12,914	19,059
Interest income	980	572	1,796	1,105
Other income (expense), net	(112)	(247)	(25)	(642)

	868	325	1,771	463
Income before income taxes	7,126	11,222	14,685	19,522
Provision for income taxes	(2,114)	(4,466)	(4,762)	(7,663)

Net income	$5,012	$6,756	$9,923	$11,859

Net income per share:
Basic	$0.13	$0.18	$0.25	$0.32

Diluted	$0.12	$0.17	$0.24	$0.29

Weighted-average number of shares used in per share calculations:
Basic	39,274	37,381	39,146	37,308

Diluted	41,497	40,609	41,355	40,388

FORMFACTOR, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)
(Unaudited)

	June 25,	December 25,
	2005	2004
ASSETS
Current assets:
Cash and cash equivalents	$18,887	$34,836
Marketable securities	174,394	156,647
Accounts receivable, net of allowance for doubtful accounts of $118 in 2005 and $41 in 2004	33,346	25,054
Inventories	12,769	11,232
Deferred tax assets	7,587	7,587
Prepaid expenses and other current assets	4,371	4,760

Total current assets	251,354	240,116

Restricted cash	2,250	2,250
Property and equipment, net	67,848	59,356
Deferred tax assets	570	570
Other assets	645	274

Total assets	$322,667	$302,566

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$15,543	$17,556
Accrued liabilities	18,358	14,685
Deferred revenue and customer advances	2,924	2,770

Total current liabilities	36,825	35,011
Deferred revenue and customer advances	75	195
Deferred rent	2,402	2,185

Total liabilities	39,302	37,391

Stockholders’ equity
Common stock, $0.001 par value	40	39
Additional paid in capital	256,199	249,149
Deferred stock-based compensation	(4,520)	(5,413)
Accumulated other comprehensive loss	(407)	(730)
Retained earnings	32,053	22,130

Total stockholders’ equity	283,365	265,175

Total liabilities and stockholders’ equity	$322,667	$302,566